Hyatt Hotels Corporation Code of Business Conduct and Ethics Doing What’s Right

3 Table of Contents How We Protect Information and Assets .......... 11 Confidential Information ............................... 12 Protection and Proper Use of Assets ..... 13 How We Demonstrate Integrity in Our Business Dealings .......14 Gifts and Entertainment ................................ 15 Bribes and Kickbacks ......................................16 Competition and Fair Dealing .................... 17 How We Communicate Honestly and Transparently ..17 Responsible Communication ....................... 17 Accurate and Transparent Records and Financial Reports ........................................18 As a Company, our natural propensity to care for others is what differentiates us as the Hyatt family. Hyatt’s purpose – we care for people so they can be their best – is a palpable feeling that’s been in our DNA for more than 60 years. That commitment to care for all our stakeholders – colleagues, guests, owners, shareholders and communities – drives all we do and how we work. It guides how we treat one another, how we protect our information and assets, how we demonstrate integrity in our business dealings, how we communicate honestly and trans- parently, and how we act as responsible professionals. Our Code of Conduct reflects these commitments and provides a framework for making ethical business decisions. While it will not tell you everything you need to know about the laws that apply to our business, it will give you an overview of our expectations in key areas. Thank you for taking time to connect with and care for those around you and for your continued commitment to do what’s right. I am proud of our Company and proud to work beside all of you. Sincerely, Mark Hoplamazian President and Chief Executive Officer Hyatt Hotels Corporation Doing What’s Right ................. 4 Care Enough to Speak Up ...... 6 Our Commitment ...............................................6 Additional Guidance .........................................6 Ethics Hotline .........................................................6 What Happens When a Report is Made ......................................................................7 How We Treat One Another ... 8 Mutual Respect ....................................................8 Diversity & Inclusion ...........................................9 Safe Workplace ....................................................9 Human Rights .................................................... 10 How We Act as Responsible Professionals ...... 19 Conflicts of Interest and Corporate Opportunities ........................................................20 Insider Trading .......................................................21 Political Involvement ......................................... 22 How We Care for Our Communities and the Planet .. 23 Conclusion ............................... 24

54 Introduction: Doing What’s Right Support for Best Choices This Code is intended to help us make the best choices at work. In it, you will find a framework for conducting business the right way. We will also point to other Company resources and compliance policies you can consult for more guidance. Read the Code to know what is expected of you. Then refer back to it for guidance any time you face a situation where you have questions. At Hyatt, we are in the business of caring for people so they can be their best. To be at our best, both as individuals and as an organization, we act ethically and follow the laws and requirements that apply where we do business. It is our expectation that all of us at Hyatt act in this way — no matter who we are and no matter what we do for the organization. Waivers The waiver of any provision of this Code for any Director of the Hyatt Board, executive officer, senior financial officer, or anyone else may only be authorized by the Hyatt Board of Directors or our Audit Committee. Everyone, Everywhere Our Code applies to everyone in the Hyatt family – in- cluding colleagues, supervisors, managers, leaders, senior management, and the board of directors. We also strive to work with third party agents, suppliers, vendors, and business partners who share our values. Because we operate globally, we might have to comply with different policies and rules depending on where we work. Although this Code should be your roadmap, remember that your decision making should be guided by local laws as well. Contact your supervisor or another compliance resource if you are not sure where to find specific information that you need.

We Care Enough to Speak Up

We ask questions when we need guidance. We speak up if we think something is wrong.

Caring for one another and for our Company means having the courage to speak up if you have a concern about ethical misconduct. It also means fostering an environment where colleagues can freely speak up when they're uncomfortable without fear.

We hope you will feel comfortable turning to one of the following resources to discuss your concern:

Your Supervisor/Department Head

- Another Supervisor/Manager You Trust/ Leader You Trust
- Human Resources
- General Manager/Area Director

This allows our Company to support each of our colleagues and to correct the situation when needed.

If You Need Additional Guidance

If, after discussing your concern with one of the resources listed above, you still have questions you need answered or if you don't feel you can reach out to any of the above resources – please reach out to any of the following contacts:

- Corporate Compliance Office (ethics@hyatt.com)
- General Counsel
- Internal Audit
- Ethics Hotline (supports anonymous reporting)

What to Expect If You Make a Report

Expect that you will be treated fairly. In accordance with the Hyatt Whistleblower Policy, Hyatt prohibits retaliation against anyone who raises concerns in good faith. We take this very seriously.

Expect Hyatt to take action. The appropriate individuals within Hyatt will review the situation and determine if an investigation is required. If so, the investigation will be conducted fairly and objectively based on the information provided in your report.

Expect that we are counting on you to co-operate. In the event that the Company needs to investigate concerns of misconduct, cooperation is critical to a thorough and efficient investigation. We are counting on you to be patient, thoughtful and honest.

Expect to be treated with respect. We appreciate any and all good faith reports, as they help to keep us at our best. Hyatt will keep your report as confidential as possible, and follow up with you to the extent we are able.

See Hyatt Whistleblower Policy

Ethics Hotline

Hyatt has a way for you to report anonymously, if you prefer.

Keep in mind that if you make an anonymous report, it may be difficult for the Company to ask follow-up questions, so try to provide enough detail so that someone can investigate.

Contact:

Ethics website: www.hyattethics.com

Email the Ethics Hotline at ethics@hyatt.com

United States:

Call 1-866-294-3528 toll free

International:

Placeholder 1

Placeholder 2

Placeholder 3

International callers may always call 503-726-2412 (ask the operator to reverse the charges)

What Happens When a Report is Made?


Misconduct observed or credible report received
Item logged in investigation management system
Routed to the proper internal resource, such as:
Develop Investigation Plan
Investigate
Allegations verified OR Allegations without merit
After-Action
Human Resources
Corporate Security
Legal Department
Internal Audit
Environmental Health and Safety
Others as appropriate
Determine if policies or procedures need alteration
Determine if more training/communication needed
Disciplinary actions if appropriate
Determine if government reporting necessary

6

7

How We Treat One Another

- Mutual Respect
- Diversity & Inclusion
- Safe Workplace
- Human Rights



Mutual Respect

In our work together, we can each contribute to a culture that is built on foundations of mutual respect and dignity. Respect is one of our Company values, and that means welcoming and appreciating everyone around us — from our colleagues to our business partners to our guests — as well as creating an environment where colleagues have the freedom to express him or herself, without fear of harassment or intimidation.

- Treat everyone around you the way you would hope to be treated.
- Recognize disrespectful behavior if you see it, and help to stop it.
- Never insult, bully, or harass others.
- Never engage in any unwanted physical contact or sexual advances.
- Avoid conversations that involve sexual jokes or innuendo or making fun of people's race or religious beliefs.

See Hyatt Dignity, Respect and Harassment Policy

Diversity & Inclusion

We celebrate a world that is as diverse as our people and our guests. Our approach to embracing diversity and supporting inclusion has led Hyatt to attract a remarkable workforce of very talented people who, because of their differences, help us connect with each other as human beings in a powerful way. Treating people equally and appreciating differences is part of what gives us a competitive edge and makes us our best.

- Treat everyone with kindness and professionalism, no matter how they look, where they come from, or how their ideas differ from your own.
- Never make an employment decision (such as whether to hire or promote someone) based on a characteristic protected by the laws.
- Recognize that, as a global Company, we benefit when colleagues contribute different perspectives, experiences, and backgrounds. This diversity is essential for our continued success.

Safe Workplace

Creating a safe and healthy work environment is part of caring for one another at Hyatt. Our Company works hard to ensure that our work place is free of unsafe conditions or violence.

- Report any concerns of violence or threats of violence immediately.
- Never bring weapons to work.
- Wear your ID badge in accordance with Company policies.
- Do not allow the use of drugs and alcohol to impair your work performance, your safety, or the safety of those around you.

Use Your Judgment: Practice Empathy

Exhibit empathy for those around you. Note that things that seem funny to you may seem hurtful or offensive to someone else. Pause and consider how others might receive what you are about to say.

Caring for Colleagues By Speaking Up

Caring means speaking up if someone is being disrespectful. Speak to the person themselves, if you're comfortable doing so, or talk to your manager or supervisor.

Read Between the Lines: Who Do the Laws Protect?

Respect for diversity is part of who we are. But laws also protect individuals from discrimination based on certain characteristics, such as:

- Age
- Ancestry
- Citizenship
- Color
- Disability
- Gender identity
- Military status
- Marital status
- Nationality
- Race
- Religion
- Sexual orientation



Caring for Our Guests

Watch for unsafe conditions that could harm a colleague or guest.

If you see something wrong, see if you can correct it. If not, or if it's not safe to do so, report it.



9

1110 Human Rights Hyatt has a long-standing commitment to the fundamental protection of human rights for all people. We support and respect the rights of our colleagues, guests, and members of our commu- nities. We also respect the rights of business partners and expect them to uphold the same principles. • Draw on your training to watch for potential signs of sex or labor trafficking. If you see suspicious activity, report it to hotel management. • If you are a manager, ensure employees receive proper com- pensation, breaks, and paid holidays or vacations. • Respect the rights of others to choose whether or not they want to be represented by a labor organization. • Confidential Information • Protection and Proper Use of Assets Caring for Our Guests: Human trafficking is a crime that can intersect with the hotel industry. To help stop it, Hyatt takes aggressive measures to help identify and at- tempt to prevent trafficking activity. The policies, training, and prac- tices we have implemented globally underscore our commitment to this important issue, and in 2014 we took further preventive action by identify- ing and blocking access to websites known for trafficking at U.S. hotels. See Hyatt Human Rights Statement How We Protect Information and Assets

Confidential Information

Working at Hyatt often gives us access to information about the Company, colleagues, guests, or business partners that should not be made available to the public. When we ensure that only the appropriate people have access to confidential information, and when we use this information the right way in accordance with our policies and the laws, we help protect our Company, and those around us, from harm.

- Protect the confidential information of our Company, our colleagues, our guests, and our business partners.
- Never discuss business information in public that might include Hyatt's trade secrets or confidential plans.
- Recognize what information may be considered intellectual property and understand how to safeguard it.
- Never take or share photographs of colleagues or guests unless you have the appropriate approval.
- Do not leave confidential information visible and unattended whether on your desk, a copy machine, or an unlocked computer screen.
- Follow all IT safeguards and policies. Use strong passwords on Company systems and devices, be cautious with emails from an unknown source, and do not open attachments or follow links unless you know they are safe.
- Consult our public communications guidelines before committing to an external interview or speaking engagement.

See Hyatt Public Communications Guidelines

Protection and Proper Use of Assets

As members of the Hyatt team, we need to be conscientious and responsible with Company assets – which include everything from physical property, like phones, food, or office supplies, to Company funds and even your time at work. Being responsible means we demonstrate good judgment whenever we are using the Company's assets.

- Use Company property and assets responsibly and only for business activities.
- Distribute complimentary items, amenities and discounts appropriately, in line with our policies and procedures, and never for personal benefit.
- Exercise care when using our computers and networks. Never use someone else's username, password, or other access information.
- Be accurate and timely when you submit business expense reports.

See Hyatt Global Privacy Program

12

Use Your Judgment: Understand When Information is Confidential

If you ever wonder if information is confidential, err on the side of caution. Confidential information includes any information that is not available to the public that could harm our Company or our guests or business partners if disclosed or put into the hands of our competitors. Some examples include:

- Brand standards
- Operating manuals
- Data processing systems
- Programs
- Procedures
- Databases or other data
- Information about guests, such as their room numbers or whereabouts
- Sales and marketing information or strategies
- Financial information, including Company performance and terms of business agreements

Caring for Personal Information

In order to run our business, Hyatt must collect and store information about individuals. Part of caring for one another and our guests means always being respectful of the personal information we come across. We not only must comply with the laws that protect personal information, but we also must be sure to access personal information only if we have permission to do so and only if it is required as part of our job.

Read Between the Lines: Protect Our Information

Protecting the Company's information also includes a responsibility to preserve the intellectual property that makes Hyatt the Company we are today. For example, we must be sure to use our Company's trademarks, logos, brand names, and computer systems carefully and in accordance with our policies.

Caring About Our Company

Protecting our assets means protecting against fraud and misuse. Fraud against our Company can be an attack on our brand, our reputation, and even our morale. Some examples of fraud:

- Making personal purchases on Company credit cards or other Company accounts.
- Seeking expense reimbursement for activities that were personal in nature and not business-related.
- Issuing unapproved discounts for personal benefit.

Read Between the Lines: On Company Time

We say that you need to use Company property only for business purposes, and we really mean it. There are only a few exceptions.

For instance, it may be appropriate to make a brief personal phone call on a Company phone, or use a computer to quickly confirm the train schedule or check the weather.

Even when personal use is permitted, keep it to a minimum and make sure it does not interfere with your job responsibilities.



13

1514 Bribes and Kickbacks We comply with all laws that prohibit bribery, and we do not make promises or grant favors in exchange for a business advantage. Because Hyatt can be viewed as responsible for any unlawful actions by third parties who work on our behalf, we demonstrate diligence when employing and overseeing all third parties. • Never use or offer funds, assets, services, or Hyatt facilities in order to improperly influence a business decision. • Do not offer to work above and beyond a current scope of work in the hopes of gaining additional business. • If you manage third parties, make sure they are familiar with Hyatt’s rules against bribery and oversee their actions closely. • Record all payments and transactions truthfully and correctly, and do not try to hide the actual purpose of an expense. Gifts and Entertainment At Hyatt, we understand that appropriate gifts and entertainment can help build business relationships. When we exchange gifts and entertainment, we use good judgment. We also ensure we never allow gifts or entertainment to compromise our ability to make objective and fair decisions – or even make it look like we might have been compromised. • Give and receive gifts only if they are reasonable in cost and given infrequently. • Do not give or receive gifts or entertainment that might improperly influence a business decision. • Record all gifts on expense reports, in accordance with Company policy. Read Between the Lines: When a Tip is Okay We are in a business where cash tips and gratuities are acceptable in certain roles. For example, it is perfectly ac- ceptable for a bellhop to accept a cash tip from a guest for a job well done. It would not be acceptable for an event planner to accept a tip from a vendor who might be looking for Hyatt to continue to use their business in the future. Use Your Judgment: Do Not Bribe At Hyatt, we simply do not bribe. Bribery is bribery, whether we are dealing with a government official, agent, employee, supplier, guest, or anyone else. Read Between the Lines: Commissions or Referral Fees Our policy prohibits us from accepting anything of value for referring third parties to any per- son, organization or group doing business with Hyatt or seeking to do business with Hyatt. How We Demonstrate Integrity in Our Business Dealings Use Your Judgment: Red Flag Gifts There are certain forms of gifts and entertainment that are never okay, like: – Lavish gifts, such as a really expen- sive bottle of wine. – Lavish entertainment, like tickets to the Super Bowl, the Olympics, or the World Cup. – Forms of entertainment that are inappropriate and would reflect poorly on the Company. See Hyatt Gift Policy • Gifts and Entertainment • Bribes and Kickbacks • Competition and Fair Dealing

1716 Responsible Communication Honest and straightforward communications enable our colleagues, guests, owners, and shareholders to trust us. To ensure that we are always communicating truthfully, accurately, and consistently about the Company, we only authorize certain individuals within the Company to speak on the Company’s behalf. We take seriously our responsibility to protect the Company’s confidential information and never reveal it inappropriately. • Do not speak on behalf of the Company unless you have been specifically authorized to do so. This includes sharing informa- tion online or through social media. • Comply with the Hyatt Public Communications Guidelines before committing to an external interview or speaking engagement. • Contact your hotel’s general manager or the global communi- cations team if you receive an inquiry about your hotel or the Company from the public or the media. • Use social media responsibly. Be professional, avoid profanity, think twice about posting something disparaging, and never imply that you are speaking on behalf of Hyatt or a brand unless this is specifically part of your job responsibilities. • Never share confidential information about Hyatt or our guests or business partners on social media. Use Your Judgment: Social Media Use good judgment in your posts, understanding that it is best to keep your messages positive and productive. Remember that your comments should never make someone feel uncomfortable, intimidated or threatened. Competition and Fair Dealing We compete fairly – by providing the best experience for our guests. There are competition laws around the world designed to protect consumers and ensure a free marketplace. We comply with these laws and never attempt to restrict or restrain competition. • Never make agreements (in person or in writing, formally or informally) with competitors that could restrict competition. • Deal fairly with all suppliers of Hyatt. • Do not misrepresent facts when negotiating on behalf of Hyatt. Read Between the Lines: Watch Out for These Types of Agreements Making agreements with competitors to restrict competition is a serious violation of the laws. For instance, if companies agree to: – Divide markets – Set prices – Restrict production – Boycott individuals or entities How We Communicate Honestly and Transparently • Confidential Information • Protection and Proper Use of Assets See Hyatt Public Communications Guidelines

18

Accurate and Transparent Records and Financial Reports

At Hyatt, we maintain correct and complete financial accounts and have internal controls in place to provide accurate and reliable financial reporting. We create records responsibly, ensuring that they correctly represent our intentions, actions, and decisions, and we retain them in accordance with Company policies and the laws.

- Be accurate and honest when recording assets, liabilities, revenues, and expenses, following all corporate policies and internal control procedures.
- Be responsible when creating or approving expense reports. Don't claim personal expenses as business expenses, and don't approve something you haven't checked carefully.
- Maintain records in accordance with the Company's record-keeping policy.
- Carefully follow instructions from the Legal Department if you are asked to keep certain records in connection with an investigation or legal proceeding.

See Hyatt Records Management and Legal Hold Policies

Preventing Fraud

Fraud can seriously harm a Company. At Hyatt, we need to work together to protect our Company from fraud. Never allow anyone to convince you to misrepresent facts or record something that does not feel right, and be alert if this happens around you.



Read Between the Lines: Creating Records

Our records are the basis of our earnings statements, financial reports, public filings, and other disclosures to third parties, and they guide our decision making and strategic planning.

So be thoughtful and accurate when recording items that contribute to Company records, like:

- Booking information
- Customers' personal data
- Payroll
- Timecards
- Travel and expense reports
- Emails
- Accounting and financial data
- Measurement and performance records
- Electronic data files



How We Act as Responsible Professionals

- Conflicts of Interest and Corporate Opportunities
- Insider Trading
- Political Involvement

Conflicts of Interest and Corporate Opportunities

At Hyatt, we seek to avoid conflicts of interest and even the appearance of a conflict. This means we don't pursue private interests that interfere or appear to interfere with the interests of Hyatt or that restrict our ability to perform our jobs. Most importantly, if you are concerned about a conflict or potential conflict of interest, disclose it to a compliance resource as soon as you become aware of it.

- Recognize the situations and relationships that create conflicts and avoid them.
- Never request or accept personal benefits (or enable your family members or close personal friends to receive personal benefits) as a result of your position at Hyatt except as permitted in approved benefit, perquisite, or Human Resources policies.
- Never take a business opportunity for yourself that you learn about as a result of your position at Hyatt.
- Disclose all conflicts of interest or potential conflicts of interest as soon as possible.

Insider Trading

We comply with all laws related to insider trading and the Hyatt Insider Trading Policy. We don't trade in the stocks or securities of Hyatt or provide tips to trade based on material, non-public information. Violations of insider trading laws can result in serious fines and charges for individuals as well as for the Company.

- Do not use material, non-public information for your own personal gain.
- Never "tip" someone to make a trade based on material, nonpublic information.
- If you have any questions about whether it would be appropriate to make a trade, contact the Legal Department.

See Hyatt Insider Trading Policy

Use Your Judgment: Conflicts of Interest

There are certain types of interests that almost always create an issue.

For example, you should never:

- Work for a competitor of Hyatt while you are employed by Hyatt.
- Have a significant financial interest in a competitor or supplier of the Company.
- Use family members for work or give them opportunities not available to others.

At some levels of authority, even just the appearance of a conflict of interest can be a serious concern.

Read Between the Lines: Disclosing Conflicts

Situations involving a conflict of interest may not always be obvious or easy to resolve. That's why we have compliance resources in place. Our compliance resources will help you determine whether a situation creates a conflict or a potential conflict and will help mitigate the situation—often allowing you to continue to pursue a private interest without putting the Company at risk.

Care for Our Company

We don't take personal advantage of opportunities that arise out of our work with Hyatt, because we are all on the same team. This means we don't use Hyatt property or information for personal gain or in any way to compete with Hyatt. Part of caring for our Company is being respectful of this.

Read Between the Lines: What is Material Non-Public Information?

Material, non-public information refers to any information that could impact the price of securities and that has not been made available to the public. For example, the Company's confidential strategic planning information, plans for the building of a new hotel, a big change in leadership, or news of a merger or an acquisition would all be material, non-public information.

20

Political Involvement

Hyatt respects individual political participation, but political participation needs to remain separate from Company business. The Company follows all laws that govern corporate participation in the political process.

- Do not use Company funds, facilities, or any other assets to support political candidates, parties, organizations, or other political causes without express authorization from an appropriate person.
- Never solicit political support or contributions while at work.
- If you participate in the political process in your personal time, always be clear that your political views are your own views, and not the views of the Company.







21

23 Being your best takes hard work and commitment, and for that all of us at Hyatt are grateful. • We are grateful for your unwavering commitment to conducting business the right way, always. • We are grateful for your care for others and for the care you show the Company when you ask questions about what’s right and speak up when something is wrong. • We are grateful for your integrity. Thank you for taking the time to connect and care for those around you, and for doing what’s right. Caring for people includes a commitment to corporate social responsibility and sustainable business practices. Our corporate responsibility strategy and platform is built on the understand- ing that our actions can create long-term value for the people we engage with and the com- munities where we work, while also helping to protect the planet for future generations. How We Care for Our Communities and Our Planet Conclusion 22